Abacus Global Management Announces Commencement of Exchange Offer and Consent Solicitation Relating to Warrants
June 30, 2025
ORLANDO, Fla., June 30, 2025 (GLOBE NEWSWIRE) -- Abacus Global Management, Inc. (“Abacus” or the “Company”) (NASDAQ: ABL), a leader in the alternative asset management space, today announced that it has commenced an exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to its (i) outstanding public warrants (the “public warrants”) and (ii) outstanding private placement warrants (the “private placement warrants” and, together with the public warrants, the “warrants”) to purchase shares of common stock, par value $0.0001 per share, of the Company (“common stock”). The Company’s common stock and public warrants are listed on the Nasdaq Capital Market under the symbols “ABL” and “ABLLW,” respectively. The purpose of the Offer and Consent Solicitation is to simplify the Company’s capital structure and reduce the potential dilutive impact of the warrants, thereby providing the Company with more flexibility for financing its operations in the future.
Exchange Offer and Consent Solicitation Relating to Warrants
The Company is offering to all holders of the outstanding warrants the opportunity to receive 0.23 shares of common stock in exchange for each warrant tendered by the holder and exchanged pursuant to the Offer. Pursuant to the Offer, the Company is offering up to an aggregate of 4,743,381 shares of its common stock in exchange for the warrants. The offering period will continue until 11:59 p.m., Eastern Time, on July 29, 2025, or such later time and date to which the Company may extend (the “Expiration Date”), as described in the Company’s Schedule TO and Prospectus/Offer to Exchange (each as defined below). Tendered warrants may be withdrawn by holders at any time prior to the Expiration Date.
Concurrently with the Offer, the Company is also soliciting consents from holders of the public warrants to amend the warrant agreement that governs all of the warrants (the “Warrant Agreement”) to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be exchanged for 0.207 shares of common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (such amendment, the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least 50% of the outstanding public warrants. Parties representing approximately 25% of our outstanding public warrants and 94% of our outstanding private placement warrants have agreed to tender their warrants in the Offer and to consent to the proposed Warrant Amendment in the Consent Solicitation pursuant to tender and support agreements. Accordingly, if holders of an additional approximately 25% of our outstanding public warrants agree to consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described in the Offer and Consent Solicitation are satisfied or waived, then the Warrant Amendment will be adopted.
The Offer and Consent Solicitation are being made pursuant to a prospectus/offer to exchange, dated June 30, 2025 (the “Prospectus/Offer to Exchange”), and Schedule TO, dated June 30, 2025 (the “Schedule TO”), each of which has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and more fully sets forth the terms and conditions of the Offer and Consent Solicitation.
As of June 30, 2025, there were (i) 97,867,821 shares of common stock outstanding and (ii) a total of 20,623,395 warrants outstanding, including 11,723,395 public warrants and 8,900,000 private placement warrants. Assuming all warrant holders tender their warrants for exchange in the Offer, the Company would expect to issue up to 4,743,381 shares of common stock, resulting in 102,611,202 shares of common stock outstanding (an increase of approximately 5%), and no warrants outstanding.
D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation (the “Information Agent”), and Continental Stock Transfer & Trust Company has been appointed as the exchange agent (the “Exchange Agent”).
Important Additional Information Has Been Filed with the SEC
Copies of the Schedule TO and Prospectus/Offer to Exchange will be available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to the Information Agent at (866) 796-3441 (for warrant holders) or (212) 257-2075 (for banks and brokers) or via the following email address: abacus@dfking.com. A registration statement on Form S-4 relating to the securities to be issued in the Offer has been filed with the SEC but has not yet become effective. Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the warrants or an offer to sell or a solicitation of an offer to buy any shares of common stock in any state in which such offer, solicitation, or sale would be unlawful before registration or qualification under the laws of any such state. The Offer and Consent Solicitation are being made only through the Schedule TO and Prospectus/Offer to Exchange, and the complete terms and conditions of the Offer and Consent Solicitation are set forth in the Schedule TO and Prospectus/Offer to Exchange.
Holders of the warrants are urged to read the Schedule TO and Prospectus/Offer to Exchange carefully before making any decision with respect to the Offer and Consent Solicitation because they contain important information, including the various terms of, and conditions to, the Offer and Consent Solicitation.
None of the Company, any of its management or its board of directors, or the Information Agent, or the Exchange Agent, makes any recommendation as to whether or not holders of warrants should tender the warrants for exchange in the Offer or consent to the Warrant Amendment in the Consent Solicitation.
About Abacus
Abacus Global Management (NASDAQ: ABL) is a leading financial services company specializing in alternative asset management, data-driven wealth solutions, technology innovations, and institutional services. With a focus on longevity-based assets and personalized financial planning, Abacus leverages proprietary data analytics and decades of industry expertise to deliver innovative solutions that optimize financial outcomes for individuals and institutions worldwide.
Contacts:
Investor Relations
Robert F. Phillips – SVP Investor Relations and Corporate Affairs
rob@abacusgm.com
(321) 290-1198
David Jackson – Director of IR/Capital Markets
david@abacusgm.com
(321) 299-0716
Abacus Global Management Public Relations
press@abacusgm.com